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KPMG


KPMG LLP
Chartered Accountants
Box 10426 777 Dunsmuir Street                        Telephone (604) 691-3000
Vancouver, BC V7Y13K                                 Telefax (604) 691-3031
Canada                                               www.kpmg.ca


The  Board  of  Directors
Silverado  Gold  Mines  Ltd.


We consent to the use of our report dated March 14, 2001, with respect to the consolidated balance sheets of Silverado Gold Mines Ltd. As at November 30, 2000 and the consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years ended November 30, 2000, incorporated by reference in this Registration statement on Form S-8.

Our report dated march 14, 2001 includes comments by auditors for U.S. readers on Canada-U.S. reporting difference which contains an explanatory paragraph that states that the Company is affected by conditions and events that cast substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

August 23, 2002


KPMG, LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of KPMG International, a Swiss association.